EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to Registration Statement on Form S-4/A of First Advantage Corporation of our report dated March 24, 2003, except for the subsequent events in Note 16 as to which the date is April 1, 2003, relating to the consolidated financial statements of US SEARCH.com Inc., which appears on page F-28 of Post-Effective Amendment No. 1 to First Advantage Corporation’s registration statement on Form S-4 (Registration No. 333-106680). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

July 21, 2004